Exhibit 99.1

NEWS RELEASE
Contacts:	Rob Capps, President & CEO
MIND Technology, Inc.
281-353-4475

Ken Dennard / Zach Vaughan
Dennard Lascar Investor Relations
713-529-6600
MIND@dennardlascar.com

MIND TECHNOLOGY ANNOUNCES PASSING OF

BOARD MEMBER ROBERT J. ALBERS

THE WOODLANDS, TX, – March 1, 2022 – With deep sadness, MIND Technology, Inc. (“MIND” or the “Company”) (Nasdaq: MIND) announced today that Robert J. Albers, a member of the Company’s Board of Directors (the “Board”), passed away on February 26, 2022.

Peter H. Blum, Chairman of MIND, commented, “It is with great sadness that we mourn the passing of Bob Albers. We will forever be grateful to Bob for his dedication and service to MIND Technology. It was truly a privilege for me and the other Board members to work alongside him. He provided the Board great advice and counsel for the past 14 years and will be greatly missed. Our thoughts and prayers are with the Albers family.”

Robert J. Albers joined the Board in January 2008 and managed Bob Albers Consulting. From 2002 to 2016, Mr. Albers acted as Corporate Management Advisor to Sercel, Inc. From 1995 to 2002, he was Executive Vice President of Sercel, Inc. From 1990 to 1994, Mr. Albers served as Vice President and General Manager of Halliburton Geophysical Products. In 1982, he joined Geosource, Inc. and served as President and General Manager, Operations and Technology Group; from 1963 to 1982, he held various management and leadership roles at Chevron Oil Company. Mr. Albers had more than 30 years of experience as a manager and executive in the seismic industry.

The Board has initiated a process to identify a replacement for Mr. Albers.

MIND Technology, Inc. provides technology to the oceanographic, hydrographic, defense, seismic and security industries. Headquartered in The Woodlands, Texas, MIND has a global presence with key operating locations in the United States, Singapore, Malaysia, and the United Kingdom. Its Seamap and Klein units, design, manufacture and sell specialized, high performance, marine sonar and seismic equipment.

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